Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 22, 2026, with respect to the consolidated financial statements of Obsidian Therapeutics, Inc. and subsidiary, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

August 28, 2026